AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

[LANDMARK PORTFOLIO]

THIS AGREEMENT (“Agreement”) is made this 18th day of June, 2010 (the “Effective Date”), by and between GRUBB & ELLIS EQUITY ADVISORS, LLC, a Delaware limited liability company (“Buyer”) and the following parties: WHITE OAKS REAL ESTATE INVESTMENTS OF CAPE GIRARDEAU LLC, a Missouri limited liability company (“White Oaks CG”), WHITE OAKS REAL ESTATE INVESTMENTS OF JOPLIN LLC, a Missouri limited liability company (“White Oaks Joplin”), WHITE OAKS REAL ESTATE INVESTMENTS OF COLUMBIA LLC, a Missouri limited liability company (“White Oaks Columbia”), and WHITE OAKS REAL ESTATE INVESTMENTS OF GEORGIA LLC, a Georgia limited liability company (“White Oaks Athens”). As the context requires, each of White Oaks CG, White Oaks Joplin, White Oaks Columbia and White Oaks Athens individually are generically referred to herein as “a Seller”, and collectively are referred to herein as “Seller”.

RECITALS

A. White Oaks CG is the owner of that certain real property having a street address of 3255 Independence St., Cape Girardeau MO 63703, being more particularly described on Exhibit A attached hereto (together with the Other Property Rights (defined below), the “CG Real Property”). White Oaks Joplin is the owner of that certain real property having a street address of 2040 W. 32nd St., Joplin MO 64804, being more particularly described on Exhibit A attached hereto (together with the Other Property Rights, the “Joplin Real Property”). White Oaks Columbia is the owner of that certain real property having a street address of 604 N. Old Hwy 63, Columbia MO 65201, being more particularly described on Exhibit A attached hereto (together with the Other Property Rights, the “Columbia Real Property”). White Oaks Athens is the owner of that certain real property having a street address of 775 Sunset Drive, Athens GA 30606, being more particularly described on Exhibit A (together with the Other Property Rights, the “Athens Real Property”).

B. The CG Real Property, Joplin Real Property, Columbia Real Property and the Athens Real Property collectively are referred to as the “Real Property.”

AGREEMENT

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

Section 1. Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a) “Broker” shall mean Creative Health Capital, Inc., acting as Seller’s agent.

(b) “Closing” shall mean the consummation of the transaction contemplated herein with respect to each of the CG Property, the Joplin Property, the Athens Property and the Columbia Property. The Closing for the CG Property, the Joplin Property and the Athens Property will occur on the date (the “Closing Date”) that is the thirtieth (30th) day after expiration of the Due Diligence Period (as defined herein), subject to the extension set forth in Section 10 hereof. As a result of such extension (if exercised), the Closing for the CG Property, the Joplin Property and the Athens Property may (but need not) occur on the same Closing Date. The term “Closing” includes the Columbia Closing.

(c) “Columbia Closing” shall mean the Closing for the Columbia Property, which is set forth in greater detail in Section 27.

(d) “Due Diligence Period” shall mean the period beginning upon the date a fully executed original of this Agreement is delivered to Buyer and extending until the end of the date that is the later of: (i) thirty (30) days following the Effective Date of this Agreement and (ii) July 22, 2010.

(e) “Earnest Money” shall mean the sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (together with all interest accrued thereon). The Earnest Money shall be delivered to Title Insurer within three (3) business days after the execution and delivery to both parties of this Agreement. The Earnest Money shall be deposited by Buyer in escrow with Title Insurer, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement. Seller and Buyer shall share equally in the responsibility for paying any reasonable escrow fees charged by the Title Insurer. Of the Earnest Money, $154,385 is agreed to be applicable to the CG Property (the “CG Earnest Money”), $173,200 is agreed to be applicable to the Joplin Property (the “Joplin Earnest Money”), $185,000 is agreed to be applicable to the Columbia Property (the “Columbia Earnest Money”) and $237,415 is agreed to be applicable to the Athens Property (the “Athens Earnest Money”).

(f) “Guarantor” shall mean Landmark Holdings of Missouri, LLC, a Missouri limited liability company.

(g) “Master Lease” shall mean that certain Master Lease to be entered into between Buyer and Tenant on the Closing Date, the form of which is attached hereto as Schedule 10(k).

(h) “Operating Subleases” shall mean the four (4) sublease agreements between Tenant, as sublandlord, and Landmark CG, Landmark Joplin, Landmark Columbia and Landmark Athens, respectively, as subtenant. Each Operating Sublease shall be substantially in the form attached to this Agreement as Schedule 10(l), with deviations from said form requiring the consent of the parties.

(i) “Operating Subtenant” shall mean (i) Landmark CG, as tenant of the CG Real Property and CG Improvements pursuant to the Operating Sublease relating to same; (ii) Landmark Joplin, as tenant of the Joplin Real Property and Joplin Improvements pursuant to the Operating Sublease relating to same; (iii) Landmark Columbia, as tenant of the Columbia Real Property and Columbia Improvements pursuant to the Operating Sublease relating to same; and (iv) Landmark Athens, as tenant of the Athens Real Property and Athens Improvements pursuant to the Operating Sublease relating to same.

(j) “Other Property Rights” shall mean all gores, strips, easements, licenses, rights tenements, hereditaments, liberties, powers, privileges and appurtenances relating to the Real Property, and all of Seller’s right, title and interest in and to any adjacent or abutting lands lying in the beds of streets or roads, whether open, proposed or vacated.

(k) “Property” shall mean all of the following:

(i) the Real Property;

(ii) all buildings, facilities and other improvements located on the Real Property, including without limitation all fixtures, fittings and components thereof (such as any and all elevators, partitions, ducts, motors, compressors, and the heating, ventilating, air conditioning, plumbing, sprinkling, drainage, lighting, gas, electrical and all other systems located therein) (collectively, the “Improvements”); provided, however the Improvements shall not include any personal property, removable trade fixtures or equipment of the Operating Subtenants or any of the Tenant Personal Property as defined by the Master Lease;

(iii) all right, title and interest of Seller, if any, to any unpaid award for (A) any taking or condemnation of the Real Property or any portion thereof, or (B) any damage to the Real Property or the Improvements by reason of a change of grade of any street or highway (collectively, the “Awards”); and

(iv) all right, title and interest of Seller in and to the documents, surveys, reports relating to the physical attributes of the Real Property and Improvements (but only to the extent assignable), as opposed to the operation thereof (the “Property Diligence Materials”)

(v) all right, title and interest of Seller in and to the intangible property required to permit the use of the Real Property as a long term acute care hospital, including without limitation, any and all of Sellers’ rights in the following (but only the extent lawfully assignable): certificates of occupancy and other permits, licenses and certificates and certificates of need and all warranties, guaranties and other assurances of performance pertaining to the Real Property and Improvements, all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product (collectively, the “Intangible Property”). Intangible Property shall exclude Sellers’ intellectual property used in the operation of the business at the Real Property, such as trade names, logos and the like.

As to the CG Real Property, the Improvements are referred to as the “CG Improvements,” the Awards are referred to as the “CG Awards,” the Property Diligence Materials are referred to as the “CG Property Diligence Materials,” the Intangible Property is referred to as the “CG Intangible Property” and collectively the foregoing are referred to as the “CG Property”. As to the Joplin Real Property, the Improvements are referred to as the “Joplin Improvements,” the Awards are referred to as the “Joplin Awards,” the Property Diligence Materials are referred to as the “Joplin Diligence Materials,” the Property Diligence Materials are referred to as the “Joplin Property Diligence Materials,” the Intangible Property is referred to as the “Joplin Intangible Property” and collectively the foregoing are referred to as the “Joplin Property”. As to the Columbia Real Property, the Improvements are referred to as the “Columbia Improvements,” the Awards are referred to as the “Columbia Awards,” the Property Diligence Materials are referred to as the “Columbia Property Diligence Materials,” the Intangible Property is referred to as the “Columbia Intangible Property” and collectively the foregoing are referred to as the “Columbia Property”. As to the Athens Real Property, the Improvements are referred to as the “Athens Improvements,” the Awards are referred to as the “Athens Awards,” the Property Diligence Materials are referred to as the “Athens Property Diligence Materials,” the Intangible Property is referred to as the “Athens Intangible Property” and collectively the foregoing are referred to as the “Athens Property”. The phrase “one of the Properties” shall mean a generic reference to one or more of the CG Property, Joplin Property, Columbia Property and Athens Property.

(l) “Purchase Price” shall mean the sum of Forty-One Million Six Hundred Ninety-Five Thousand and 00/100 Dollars ($41,695,000.00), allocated pursuant to Exhibit A-1, and payable in cash at Closing; provided that the amount of the Purchase Price allocated to each of the CG Property, the Joplin Property, the Athens Property and the Columbia Property shall not be payable until the applicable closing of each of said Properties.

(m) “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

c/o White Oaks Real Estate Investments, LLC

543 Deer Creek Lane,

Cape Girardeau, Missouri 63701

Attn.: Dr. William Kapp

Email: wkapp@LANDMARKHOSPITALS.COM

And to:

A Fuller Glaser, Jr., Esq.

Herzog Crebs LLP

100 North Broadway, 14th Floor

St. Louis, MO 63102-2728

Email: afg@herzogcrebs.com

And to:

Daniel Brown
Creative Health Capital, LLC
1840 Oak Avenue
Evanston IL 60201
Email:	dbrown@chcapital.com

(n) “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

Mr. Stefan Oh
Grubb & Ellis Equity Advisors, LLC
1551 N. Tustin Avenue, Suite 300
Santa Ana, CA 97205
Email:	Stefan.Oh@Grubb-Ellis.com

And to:

Steven A. Kaye, Esq.
Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, GA 30363 Email:	steven.kaye@agg.com

(o) “Tenant” shall mean Landmark Real Estate Holdings, LLC, a Missouri limited liability company, the tenant under the Master Lease and the landlord under each of the Operating Subleases. At Closing, Guarantor shall be the sole member of Tenant.

(p) “Title Insurer” shall mean First American Title Insurance Company, whose notice address shall be as follows, except as may be changed pursuant to the Notice section herein:

First American Title Insurance Company
National Commercial Services
777 South Figueroa Street, Fourth Floor,
Los Angeles, CA 90017
Attn: Barbara Laffer
Senior Commercial Escrow Officer
Tel. No.: 213-271-1702
e-fax:  818-450-0135

e-mail: blaffer@firstam.com

Section 2. Proration of Expenses and Payment of Costs and Recording Fees. Seller and Buyer agree that all utility charges, real estate taxes, assessments and any assumed liabilities shall be prorated on a calendar-year basis as of the date of Closing, subject to the obligations of Tenant under the Master Lease. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Real Property and Improvements payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year, Seller and Buyer promptly shall adjust the proration of such taxes and special assessments, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed delivered hereunder but shall survive the Closing. Seller shall be responsible for the payment of all municipal license taxes payable during the calendar year in which the Closing occurs and corresponding to any period prior to the Closing Date, and the Master Lease shall require that Tenant pay all such amounts from and after the Closing Date. Seller shall pay all fees (including defeasance fees), charges and expenses imposed or assessed in connection with the prepayment of all mortgage loans encumbering the Property. The premium and related charges for owner’s title insurance policy to be issued to Buyer, transfer tax and deed preparation and recording fees necessary to record the deed at the register of deeds office where each Property is located shall be allocated between Seller and Buyer in accordance with the custom of the jurisdictions in which the Real Property is located. Buyer shall be responsible for the cost of its own surveys, Phase 1 environmental studies and due diligence investigations. Seller and Buyer shall be responsible for their own attorney’s fees.

Section 3. Sale of Property. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price (as allocated on Exhibit A) and on and subject to the other terms and conditions set forth in this Agreement.

Section 4. Payment of Purchase Price. Buyer shall pay the Purchase Price in accordance with all the terms and conditions of this Agreement. Buyer shall pay the Purchase Price by wire transfer of immediately available federal funds to the Title Insurer on the morning of the Closing, and Title Insurer shall disburse all funds it receives from the parties in connection with the Closing. Seller shall be responsible for any prepayment penalties or fees associated with the pay-off of debt encumbering the Property.

Section 5. Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Real Property and Improvements by special warranty deed, free and clear of all liens, defects of title, conditions, easements, assessments, restrictions, and encumbrances except for (i) the Master Lease and the Operating Subleases, (ii) taxes for the current year and subsequent years not yet due and payable (subject to apportionment as provided elsewhere in this Agreement), (iii) existing zoning laws, ordinances and regulations and other laws, ordinances and regulations respecting the use, occupancy and operation of the Real Property and Improvements, (iv) and other exceptions set forth in the Title Report for each location (as defined below) or on a survey of the Real Property and Improvements which Seller does not agree to cure under Section 6(a) herein and in which Buyer waives as an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”).

Section 6. Examination of Property. Seller and Buyer hereby agree as follows:

(a) Title Examination. Buyer shall order a title report for each location (collectively, the “Title Reports”) from the Title Insurer promptly after the date hereof. Seller shall deliver a copy of its most recent ALTA survey for each Real Property to the extent within Seller’s possession or readily obtainable by Seller, within three (3) business days after the date hereof which Buyer shall have the right to have updated and revised to incorporate Buyer’s survey requirements. Before the expiration of the Due Diligence Period, Buyer shall furnish to Seller a copy of Buyer’s Title Reports and surveys, together with a statement specifying any defects in title and/or the surveys (the “Objections”). Seller shall notify Buyer within ten (10) days after receipt of the Objections whether Seller will cure the Objections. If Seller does not respond within said ten (10) day period, Seller shall be deemed to have elected to not cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within ten (10) days after receipt of Seller’s notice (or within ten (10) days of the expiration of Seller’s ten (10) day response period, if Seller does not respond), either to (a) waive the Objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Earnest Money. If Buyer fails to deliver the Objections to Seller within the Due Diligence Period, then Buyer shall be deemed to have elected to terminate this Agreement. If Buyer elects to terminate this Agreement by notice given to Seller or is deemed to have terminated this Agreement, the Earnest Money shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. Notwithstanding the foregoing, Seller shall be required to cure: (i) any monetary liens or encumbrances against the Property; and (ii) any encumbrances against title which are created by or through Seller after the date hereof. In the event Seller fails or refuses to cure monetary liens or encumbrances against the Property, Buyer may, but is not obligated to, elect to satisfy such monetary liens or encumbrances and deduct the costs of the cure from the Purchase Price.

Notwithstanding the foregoing, Seller shall not create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Real Property and Improvements, or any part thereof, to be created or suffered following the Effective Date of this Agreement, nor will Seller during said period convey any interest in the Property to anyone other than Buyer without Buyer’s prior written consent, which consent Buyer may withhold in its absolute discretion. At Closing, Seller will cause the Property to be released or otherwise discharged from any lien securing the payment of a sum certain which has been voluntarily created by, or with the consent of, Seller or will bond over said lien to the reasonable satisfaction of Buyer and Buyer’s title insurance company sufficient to cause said company to insure over said lien.

Any exceptions to title to the Real Property or Improvements that arise between the Effective Date of the title commitment obtained by Buyer and the Closing are referred to herein as “New Defects.” Buyer may notify Seller in writing (the “Gap Notice”) of any New Defect (a) raised by the Title Insurer between the Effective Date of the Title Commitment and the Closing (the “Gap”) and (b) not otherwise known to Buyer prior to the Effective Date of the Title Commitment; provided that Buyer must notify Seller of such objection to title within two (2) business days of being made aware of the existence of such exceptions. If Buyer sends a Gap Notice to Seller, Buyer and Seller shall have the same rights and obligations with respect to such notice as exist in Section 6(a) of this Agreement with respect to the Objection Notice.

(b) Examination. Within five (5) days following execution of this Agreement, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller’s possession or readily obtainable by Seller: all contracts, subcontracts or agreements affecting the Property (the “Contracts”); title commitment/policy, title exceptions, ALTA survey, site plans and specifications, architectural plans, environmental/hazardous material reports, structural reports, soils reports, governmental permits/approvals, zoning information, copies of tax bills, condemnation notices, operating expense information and reports, and utility letters and copies of all correspondence related to the plans and specification for the Improvements, any documents required to be delivered by Seller to Buyer pursuant to Schedule 6 attached hereto, and any other documents relating to the Property reasonably requested by Buyer. Seller shall send all such due diligence items to Buyer at the address set forth in Section 1(n), to the attention of Phil Han. Seller is not required to deliver an additional copy of such due diligence items to each party listed in Section 1(n). Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Real Property and Improvements for the purposes of inspecting the same, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other interviews, investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Real Property and Improvements shall not damage the same nor interfere with the conduct of business by the occupants thereof; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent directly resulting from the activities of Buyer thereon (but not claims or damages arising out of the findings of such activities), and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Real Property and Improvements to their condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property. After the Effective Date, Buyer shall be permitted to speak and meet with Tenant in connection with Buyer’s due diligence. Buyer shall give Seller reasonable notice before entering the Real Property and Improvements, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void. If Buyer terminates this Agreement, Buyer shall receive a refund of the Earnest Money (which right shall survive such termination), and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.

(c) Buyer covenants and agrees that the information relating to the Property delivered to Buyer will be kept confidential by Buyer and will not be used for any purpose other than in connection with an evaluation of the transaction contemplated by this Agreement, and Buyer will use commercially reasonable efforts to safeguard such information from unauthorized disclosure. Buyer may disclose such information to its directors, employees, accountants, attorneys, other representatives and as otherwise required by law. The foregoing shall not apply to (i) information that was in the public domain prior to the date of this Agreement, (ii) information that is published or otherwise becomes part of the public domain after the date of this Agreement through a party other than Buyer, or (iii) information that becomes available to Buyer on a non-confidential basis from a source other than Seller or its representatives (whether directly or indirectly) and which source to the best of its knowledge did not acquire the information on a confidential basis.

(d) Prior to the expiration of the Due Diligence Period, the Board of Directors of Grubb & Ellis Healthcare REIT II, Inc. shall have approved the transaction contemplated by this Agreement.

Section 7. Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property shall be borne by Seller. In the event all or any portion of the Property is damaged in any casualty or condemned or taken and the Operating Subtenant of the affected Facilities terminates the Operating Sublease pursuant to the terms of the Operating Sublease, Seller or Buyer may elect to terminate this Agreement with regard to the Facility so condemned or damaged, by providing written notice of such termination to the other party within ten (10) business days after Buyer’s receipt of such notice of termination of the Operating Sublease, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement with regard to affected Facility, except as otherwise expressly set forth herein. With respect to any condemnation or taking (of any notice thereof), if neither Seller nor Buyer elect to terminate this Agreement as aforesaid, then the parties shall proceed to Closing in accordance with the terms of this Agreement without abatement of the Purchase Price and upon Closing the awards, if any, for the condemnation or taking shall be allocated between Buyer, as Landlord, and the Tenant, all as provided in Section 8 of the Master Lease. With respect to a casualty, if neither Seller nor Buyer elect to terminate this Agreement, then the parties shall proceed to Closing in accordance with the terms of this Agreement without abatement of the Purchase Price and upon Closing all insurance proceeds shall be assigned or paid over to the party entitled to same under Article 7 of the Master Lease and applied to the Restoration of the affected Facility as provided therein.

Section 8. Earnest Money Disbursement. The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:

(a) Upon receipt of the Earnest Money, Title Insurer shall deliver to Seller and Buyer written notice confirming Title Insurer’s receipt of the Earnest Money, the date on which Title Insurer received the Earnest Money and that the Earnest Money has been deposited as required by this Agreement. The Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer, and shall promptly provide Buyer and Seller with confirmation of the investments made.

(b) If the Closing occurs, the Title Insurer shall deliver the applicable portion of the Earnest Money (excluding the Columbia Earnest Money) to White Oaks CG, White Oaks Joplin and White Oak Athens at Closing and the same shall be credited against the applicable Purchase Price payable to each. If the Columbia Closing occurs, the Title Insurer shall deliver the Columbia Earnest Money to White Oaks Columbia at the Columbia Closing and the same shall be credited against the Purchase Price payable to White Oaks Columbia. If for any reason the Closing and/or the Columbia Closing do not occur, the Title Insurer shall deliver the Earnest Money and/or the Columbia Earnest Money (as applicable) to Seller or Buyer only upon receipt of a written demand therefor from such party, except where this paragraph expressly provides for notice only from Buyer. Subject to the last sentence of this clause (b), if for any reason the Closing or the Columbia Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If the Title Insurer does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Title Insurer, the Title Insurer is hereby authorized to make the payment set forth in the Demand. If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (b) if Buyer delivers a notice to Title Insurer stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.

(c) The parties acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of either of the parties, and that the Title Insurer shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

(d) Buyer and Seller, together, shall have the right to terminate the appointment of Title Insurer hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Title Insurer, who shall sign a counterpart of this Agreement. Upon demand of such successor Title Insurer, the Earnest Money shall be turned over and delivered to such successor Title Insurer, who shall thereupon be bound by all of the provisions hereof. Title Insurer may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Buyer, which approval shall not be unreasonably withheld or delayed, or (ii) Title Insurer shall deposit the Earnest Money with a court of competent jurisdiction. After such resignation, Title Insurer shall have no further duties or liability hereunder.

(e) Title Insurer’s agreements and obligations hereunder with respect to the Earnest Money shall terminate and Title Insurer shall be discharged from further duties and obligations hereunder upon final payment of the Earnest Money in accordance with the terms of this Agreement.

Section 9. Default

(a) If Seller is ready, willing and able to consummate the Closing in accordance with the terms of this Agreement, and Buyer defaults in any of its obligations undertaken in this Agreement, and should such default continue for a period of ten (10) business days after the date on which Buyer receives Seller’s written notice of default, then Seller shall be entitled to, as its sole and exclusive remedy to either: (i) if Buyer is willing to proceed with Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.

(b) In the event of a default in the obligations herein taken by Seller, including, without limitation, the failure of a condition precedent set forth in Section 13 of this Agreement, Buyer may, either waive such default and proceed to Closing in accordance with the terms and provisions hereof or may in its sole discretion elect to either (i) terminate this Agreement, whereupon Title Insurer shall return the Earnest Money to Buyer and Seller shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement (which obligations shall survive such termination), which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof, or (ii) to enforce specific performance of Seller’s obligations hereunder. Notwithstanding the foregoing, in the event of a willful or intentional default of Seller hereunder, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity.

Section 10. Closing. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. It is expected that the parties will not attend Closing and instead will utilize an escrow with Title Insurer. Accordingly, Seller shall deliver to Title Insurer at least two (2) business days prior to the Closing Date (or on such other date specified below) the following executed documents, all in form and substance reasonably satisfactory to Buyer and, as appropriate, executed by Seller and acknowledged or notarized:

(a) two (2) originals of a Special Warranty Deed conveying the Real Property and Improvements to Buyer, subject only to the Permitted Exceptions;

(b) The legal description of the Real Property shall be governed by deed by which Seller acquired title; however, if the legal description of the Real Property as set forth on the survey obtained by Buyer (the “Survey Description”) differs from the legal description of the Real Property set forth on the deed by which Seller acquired title, upon Buyer’s request, Seller shall deliver two (2) originals of a Quit Claim Deed conveying the Real Property and Improvements to Buyer utilizing the Survey Description provided that Buyer’s surveyor certifies that the Survey Description and the legal description set forth in Seller’s vesting deed describe substantially the same parcel of Real Property;

(c) two (2) originals of a Bill of Sale in the form of Exhibit B attached hereto from Seller to Buyer conveying the Property Diligence Materials to Buyer;

(d) two (2) originals of an Assignment of Intangible Property in the form of Exhibit C attached hereto conveying the Intangible Property to Buyer;

(e) a copy of the assignment of the Contracts with respect to a Property from the applicable Seller of the Property to the applicable Operating Subtenant of the Property, together with two (2) originals of an indemnity agreement with respect to the Contracts pursuant to which Seller and applicable Operating Subtenant indemnify Buyer in connection with all matters relating to the Contracts, which indemnity shall relate to the period prior to and following Closing;

(f) a copy of the termination of each lease between each Seller and the Operating Subtenants;

(g) on the business day prior to the Closing Date, two (2) originals of a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(h) all transfer tax statements, declarations and filings as may be necessary, appropriate or required by local practice for purposes of recordation of the deed;

(i) a good standing certificate for Seller, Tenant, each Operating Subtenant and any guarantor of the Master Lease and Operating Subleases;

(j) a resolution of each Seller authorizing the sale of the Property to Buyer and the execution and delivery of all documents executed by Seller, of Tenant authorizing the execution and delivery of the Master Lease and all other documents executed by Tenant, of each Operating Subtenant authorizing the execution and delivery of the of the applicable Operating Sublease and all documents executed by the Operating Subtenant and of any guarantor of the Master Lease and Operating Subleases authorizing the execution and delivery of such guaranty, together with an incumbency certificate for the officers signing this Agreement and such other instruments as may be reasonably required by Buyer;

(k) in connection with the Master Lease:

1. four (4) originals of the Master Lease;

2. four (4) originals of the Memorandum of the Master Lease in the form required by the Master Lease;

3. four (4) originals of the guaranty by Guarantor of the obligations of Tenant under the Master Lease, in the form required by the Master Lease;

4. four (4) originals of the guaranty by the Operating Subtenant of certain obligations of Tenant under the Master Lease and the obligations of the Operating Subtenant under the Operating Sublease, in the form required by the Operating Sublease;

5. the original letter of credit required by the Master Lease and any required by each Operating Sublease;

6. the security deposit required by the Master Lease and Operating Sublease, if any;

7. four (4) originals of all other documents or security instruments (including without limitation the security agreements and UCC-1 financing statements required by the Master Lease and each Operating Sublease); and

8. four (4) originals of Inter-Creditor Agreements required by the Master Lease; and

9. evidence that Guarantor is the sole member of Tenant.

(l) a copy of each of the Operating Subleases, fully executed by Tenant and the applicable Operating Subtenant, in the form attached hereto as Schedule 10(l) together with guaranties and/or other documents or security required thereby;

(m) keys and combinations to all locks located in the Property (to the extent allowed by law;)

(n) to the extent not previously delivered to Buyer, but only to the extent within Seller’s possession or reasonable control, originals of the Due Diligence Materials and the warranties issued to Seller in connection with the construction of the Improvements (it being agreed that in the event such warranties are not assignable to Buyer, Seller shall have such warranties re-issued to Buyer or Tenant, as requested by Buyer); and copies of all books and records applicable to the Property;

(o) a certificate as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non-foreign status of Seller;

(p) such affidavits or other instruments as the Title Insurer shall require in order to issue policies of title insurance (i) free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed prior to Closing, (ii) free from the claim of parties in possession other than the Tenant, and (iii) providing for such other customary matters as Title insurer shall request;

(q) such original documentation from Broker as may be reasonably required to evidence the satisfaction or waiver, and release, of all liens that Broker may have in connection with a claim for commissions or other compensation due to the Closing of the transaction contemplated by this Agreement, and in form and substance reasonably acceptable to Title Insurer and which will permit Title Insurer to issue its title insurance policy to Buyer without exception for and insuring against such Broker claims;

(r) an original written waiver of rights, in form and substance reasonably acceptable to Buyer, from each party having a right or option to purchase the Property (or any portion thereof) from Seller;

(s) a certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant and each Operating Subtenant is then maintaining policies of insurance of the types and in the amounts required by the Master Lease and the Operating Subleases, in the form required by the Master Lease and the Operating Subleases;

(t) an agreement which shall provide that, if Buyer does not acquire all of the Properties during the executory period of this Agreement, then upon the end of said executory period, Seller and Buyer shall reconcile any overpayment or underpayment of the Purchase Price based upon a comparison of the Purchase Price allocation set forth on Exhibit A-1 against the Purchase Price allocation set forth on Exhibit A-2;

(u) such other instruments as are reasonably required by Title Insurer to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

Although each of the above items is described as being required of Seller and or Buyer in connection with the Property, it is the intent of the parties that each of the above items shall be provided separately by the applicable Seller entity for each of the Properties being conveyed, and to or by Buyer of the applicable assignee of Buyer for each Property being acquired.

In addition to the obligations required to be performed hereunder by Seller and Buyer at Closing, Seller and Buyer each agrees to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transactions contemplated hereby and to vest title to the Property in Buyer.

At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to or as directed by Seller and shall execute and deliver two (2) original execution counterparts of the closing documents referenced in the above clauses. Buyer shall have a one time right to extend the Closing for up to fifteen (15) days upon written notice to Seller to be received by Seller on or prior to the date scheduled for the Closing. The Closing shall be held through the mail by delivery of the closing documents to the parties on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.

Notwithstanding any provision of this Agreement to the contrary, Seller shall have the right to postpone the Closing Date for the Closing of the CG Property, the Joplin Property and/or the Athens Property to one or more future dates solely for the purpose of finalizing an agreement with the Operating Subtenant’s lender in connection with the restructuring or refinancing of the Operating Company’s operating debt, provided that as a condition to exercising this right of postponement, (i) Seller shall deliver written notice to Buyer at least ten (10) business days prior to the then-scheduled Closing Date, which notice shall certify to Buyer that the postponement is solely for the purpose permitted by this Section, and (ii) the postponement notice shall specify the new Closing Date for the Property, which date shall be no more than thirty (30) days after the then-scheduled Closing Date unless otherwise agreed to by the parties. Seller shall have the right to postpone each such Closing only on one occasion, and once post-pones as permitted herein, Seller shall have no further right to postpone the Closing

Section 11. Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, which shall survive the closing for a period of one (1) year:

(a) Each Seller is duly organized, validly existing and in good standing under the laws of its state of organization, and (if different than the state of organization) the State in which the Property is located. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any applicable municipal, county, state and federal laws, ordinances, regulations, statutes, administrative rulings or restrictive covenants (“Laws”) or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;

(b) Seller, alone, has, and at Closing hereunder will convey and transfer to Buyer, indefeasible, good and marketable legal and equitable fee simple title to the Real Property and Improvements as a single contiguous parcel, free and clear of all mortgages, liens, claims, judgments, encumbrances, ground rents, leases, tenancies, licenses, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title, except only the Permitted Exceptions;

(c) Seller has not received any written notice of any current or pending litigation, action, proceeding (including condemnation proceeding), tax appeals (or other similar proceedings challenging or seeking to reduce the assessed valuation of the Real Property and Improvements) or environmental investigations against Seller, the Property or in connection with the business operated at the Real Property and Seller does not have any knowledge of any threatened litigation, action, proceeding, tax appeals or environmental investigations against Seller or the Property;

(d) None of the Contracts will be binding upon Buyer after the Closing;

(e) Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts;

(f) Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any Laws applicable to the Property and Seller does not have knowledge of any such violations;

(g) There are no occupancy rights, leases or tenancies affecting the Property that will survive Closing other than the Master Lease and the Operating Subleases. All parties having a right or option to purchase the Property from Buyer have waived all of such rights. Apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which remain in effect;

(h) To the actual knowledge of Seller, the Property is now and has at all times been in compliance in all material respects with all Laws. Seller has not received any written notice that the Property or Seller’s use and occupancy thereof violates any Laws;

(i) Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required by FIRPTA to withhold from the Purchase Price any withholding tax;

(j) There are no employees of Seller engaged in the operation or maintenance of the Property;

(k) Seller has not initiated or participated in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property;

(l) During the period of Seller’s ownership of the Real Property and Improvements, no Hazardous Substances have been generated, stored, released, or disposed of on or about the Real Property or Improvements in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”), and to Seller’s knowledge, prior to Seller’s ownership of the Real Property and Improvements, no Hazardous Substances have been generated, stored, released, or disposed of on or about the Real Property or Improvements in violation of any Environmental Laws. Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other hazardous substance discharge or seepage. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws. To Seller’s best knowledge, there are no underground storage tanks located on the Property;

(m) Except as otherwise contemplated by the Master Lease or this Agreement, no consent, approval or other action of, or filing on registration with, any governmental agency, commission or office is required on Seller’s behalf with respect to the transaction contemplated herein;

(n) No litigation or proceeding before any commission, agency or other administrative authority is pending or threatened against or affecting the Property or Seller’s use of the Property or arising out of or by virtue of the ownership or use by Seller of the Property. No pending or threatened judicial, municipal, health or administrative proceeding exists which affects the Property or Seller’s use of the Property, or in which Seller is or may be a party by reason of the ownership or use by Seller of all or any part of the Property;

(o) There are not any outstanding, cited or proposed deficiencies, sanctions or work orders of any authority related to the Property and the operation of the Property; and

(p) All books, records, maintenance and service records, bills, invoices and related documentation furnished or made available by Seller to Buyer are complete, true and correct in all material respects.

Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, the Property shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever.

Section 12. Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

(a) Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been (or as of Closing will have been) duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;

(b) No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law.

Section 13. Conditions to Buyer’s Obligations. All of Buyer’s obligations hereunder (including, without limitation, Buyer’s obligation to pay the Purchase Price, to accept title to the Property and to consummate the Closing) are expressly conditioned on the satisfaction at or before the time of Closing of the following conditions precedent being fully satisfied as of the Closing (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

(a) At Closing, Seller shall deliver possession of the Property to Buyer free and clear of all tenancies and other occupancies except for the Master Lease and the applicable Operating Sublease;

(b) Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above that Seller is obligated to deliver;

(c) Buyer shall receive from the Title Insurer or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price allocated pursuant to Exhibit A, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions;

(d) The Real Property and Improvements shall have a valid, permanent and unconditional certificate of occupancy (or the equivalent thereof) for each location (to the extent required by applicable law), and Buyer shall have received a copy of such certificate;

(e) The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(f) Each Operational Subtenant shall be in possession of the premises demised under the Operational Subleases, open for business to the public and paying full and unabated rent under the Operational Subleases;

(g) Between the date hereof and the Closing Date, there shall have been no material adverse change in the financial or physical condition of the Property or the business operated thereon; and

(h) The municipality in which the Property is located issues all certificates, permits and inspection and other approvals that may be required as a condition to the transfer of the Property to Buyer.

If any of the foregoing conditions precedent have not been satisfied as of Closing, Buyer may either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof with no deduction from or adjustment of the Purchase Price except for (a) adjustment equal to the amount required to satisfy and discharge of record at or before Closing of any and all lien, judgment or other encumbrance which can be removed by the payment of a fixed and ascertainable amount together with interest and penalties thereon, if any, and together with any additional title insurance costs or premiums imposed by Title Insurer by reason thereof, and (b) the cost of curing any failed condition precedent to the extent reducible to a liquidated sum; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer and Seller shall reimburse Buyer for all title insurance company charges, survey charges, attorneys’ fees and other out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement, all obligations, liabilities and rights of the parties under this Agreement shall terminate.

Section 14. Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:

(a) Buyer shall deliver to Seller on the Closing Date the remainder of the Purchase Price, less that portion of the Purchase Price allocated to the “Columbia Property” (as hereinafter defined), which amount will be delivered on the Columbia Closing Date (as hereinafter defined), subject to adjustment of such amount pursuant to Section 2 hereof;

(b) Buyer shall deliver to Seller on or before the Closing the items set forth in Section 10 above that Buyer is obligated to deliver; and

(c) The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

Section 15. Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received: (i) upon receipt if delivered in person, (ii) upon receipt if deposited in the United States mail, registered or certified, return receipt requested, or (iii) on the second business day following deposit with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith. Notices may be given on a party’s behalf by its attorney.

Section 16. Seller Covenants. Seller agrees that pending Closing for a Property, with respect to that property it: (a) shall continue to operate and manage the Property in the same manner in which Seller has previously operated and managed the Property; (b) shall, subject to Section 7 hereof and subject to reasonable wear and tear, maintain the Property in the same (or better) condition as exists on the date hereof; and (c) shall not, without Buyer’s prior written consent, enter into any new lease, license agreement or other occupancy agreement with respect to the Property. Seller shall promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.

Section 17. Bulk Transfer Tax Clearance. The parties acknowledge that the laws of the state in which the Property is located may require that, as a result of the sale of the Property to Buyer, certain governmental agencies or authorities be notified in advance of the Closing Date, of the proposed assignment and transfer of the Property by Seller to Buyer, and further may require that Seller (and in certain circumstances, Seller’s direct or indirect owners) obtain and/or deliver to Buyer a clearance certificate evidencing the payment by Seller of certain taxes and assessments. Seller will timely give such applicable notices (if any) to such governmental agencies or authorities, in advance of Closing, as required under such laws, and shall use their its best efforts to promptly obtain and deliver to Buyer such applicable clearance certificates, if any, by the Closing Date. The parties further acknowledge that, as a result of procedures for the administration of applications for such clearance certificate, and anticipated delays therein, it may not be possible for Seller to obtain and deliver such clearance certificate as of the Closing Date, or for some period of time thereafter. Seller shall nevertheless deliver to Buyer at Closing evidence reasonably acceptable to Buyer and to the Title Insurer that such applicable notices (in proper form) have been timely delivered and, if such notices are statutorily required, that all tax returns for periods prior to the tax fiscal year(s) in which the Closing occurs have been filed with and all taxes paid to all applicable governmental authorities. Seller also shall promptly request and upon receipt (but at lease three (3) business days before the Closing Date) deliver to Buyer a Tax Lien Certificate, issued by the Department of Revenue of the State in which the Property is located evidencing that no liens or claims for unpaid taxes have been assessed against Seller or the Property. Seller agrees to act in good faith and with reasonable diligence to apply for, obtain and (upon receipt) deliver to Buyer (with copies to the Title Insurer) all statutorily required clearance certificates at or as soon after the Closing Date as is reasonably possible. If any such clearance certificate is not available at the Closing, the failure to deliver such clearance certificate shall not constitute a deficiency in the quality of title that Seller is required by this Agreement to convey, provided that the Title Insurer shall raise no exception therefor in the title policy, and provided further that (i) no liens or claims for unpaid taxes shall then have been assessed against Seller or the Property, and (ii) Seller delivers to the Title Insurer and Buyer at Closing a written indemnification agreement in form and content, and issued by Seller and/or a party, reasonably acceptable to Buyer and its counsel relating to liabilities that may arise against Buyer and the Property as a result of the Seller’s failure to obtain and deliver such clearance certificates as of the Closing.

Section 18. Performance on Business Days. Computation of Time; Performance on Business Days. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such legal holiday. The term “business day” shall mean Monday through Friday, except for a Holiday. The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day. All references to a period of days herein shall be deemed to refer to calendar days unless the term “business day” is used.

Section 19. Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by Seller and Buyer. No signature of Title Insurer shall be required to amend this Agreement except for an amendment modifying the terms of Section 8 of this Agreement. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof. Any rule of construction which provides that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

Section 20. Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law

Section 21. Applicable Law. This Agreement shall be construed under the laws of the State in which the Property is located, without giving effect to any state’s conflict of laws principles.

Section 22. Broker’s Commissions. Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.

Section 23. Assignment. Buyer may assign its rights under this Agreement, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder until Closing is complete. If this Agreement relates to more than one Property, Buyer may assign this Agreement in part with respect to individual Properties to facilitate the acquisition of each Property by a separate entity formed by Buyer.

Section 24. Attorneys’ Fees. In any action between Buyer and Seller as a result of a party’s failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees and disbursements and court costs incurred in such action.

Section 25. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted by electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.

Section 26. Anti-Terrorism. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

Section 27. Columbia Closing. Buyer and Seller agree that the purchase of the Columbia Property will not be consummated at Closing. The purchase of the Columbia Property shall be consummated on the “Columbia Closing Date”, which shall be forty-five (45) days after the later of (i) October 30, 2010, or (ii) the date that the long term acute care hospital operated therefrom first establishes Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDAR) coverage of at least two (2) times the monthly rent for such location, as such rent is described in the Master Lease (the “Rent Coverage Contingency”). When Seller’s operation from the facility located on the Columbia Property satisfies the Rent Coverage Contingency, Seller shall notify Buyer of same in writing. Upon Buyer’s receipt of such notice, it shall have thirty (30) days to examine the Columbia Property pursuant to Section 6 of this Agreement, and Buyer shall have all rights, including the right to terminate this Agreement relative only to the Columbia Property, as set forth in Section 6, during said thirty (30) day period, in order to confirm that there has been no material change to the Columbia Property following the end of the Due Diligence Period. Provided Buyer does not terminate the Agreement relating to the Columbia Property during said thirty (30) day period due to such a material change to the Columbia Property, Buyer shall consummate the purchase of the Columbia Property on the Columbia Closing Date. In the event that the long-term acute care hospital operated from the Columbia Property does not satisfy the Rent Coverage Contingency on or before October 30, 2011, then Buyer shall elect either (i) not to purchase the Columbia Property, or (ii) to purchase the Columbia Property despite the fact that the Rent Coverage Contingency has not been satisfied. Buyer shall make such election in writing to Seller on or before November 30, 2011, in which event the Columbia Closing Date shall be on a mutually acceptable date during December, 2011. Buyer also may elect to consummate the Columbia Closing on any date after October 30, 2010 and prior to December 31, 2011 even if the Rent Coverage Contingency has not been satisfied.

Notwithstanding any language contained in this Agreement to the contrary, this secondary closing shall not limit the application of the covenants and conditions contained in the Agreement as relates to any of the Property, including but not limited to the Columbia Property; however, where applicable, the term “Closing” shall be deemed to refer to the “Columbia Closing” as it relates to the Columbia Property and this secondary closing.

Section 28. Cooperation with Audit. Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement The assignee may be affiliated with a publicly registered company (“Registered Company”) promoted by Buyer. Seller acknowledges that it has been advised that if the Buyer is affiliated with a Registered Company, the assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) most recent pre-acquisition fiscal years (the “Audited Years”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller covenants agrees to provide the assignee with the following during the Due Diligence Period and any time thereafter until the first anniversary of the Closing Date: (i) access to bank statements for the Audited Years and stub period; (ii) rent roll as of the end of the Audited Years and stub period; (iii) operating statements for the Audited Years and stub period; (iv) access to the general ledger for the Audited Years and stub period; (v) cash receipts schedule for each month in the Audited Years and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Years and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Years and stub period; (xii) signed representation letter in the form attached hereto as Schedule “28-A” (“Representation Letter”), and (xiii) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Schedule “28-B”(“Audit Letter”). Seller also agrees to deliver to Buyer a signed Representation Letter and the information requested in the Audit Letter within five (5) business days prior to Closing, and such delivery shall be a condition to Closing so long as such request is made during the Due Diligence Period. The provisions of this Section shall survive Closing.

Section 29. Buyer’s Disclosures. Seller acknowledges that Buyer is the subsidiary of a Real Estate Investment Trust (“REIT”) and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation after Closing.

Section 30. Defined Terms. Capitalized terms not defined in the body of this Agreement but defined in the form of the Master Lease attached to this Agreement shall have the meaning given to such terms in the Master Lease.

The remainder of this page is intentionally blank. Signatures pages follow this page.

SELLERS’ SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

SELLERS:

“WHITE OAKS CG”:

WHITE OAKS REAL ESTATE INVESTMENTS
OF CAPE GIRARDEAU, LLC
a Missouri limited liability company

By: White Real Estate Investments, LLC
Its: Managing Member

By: /s/ William K. Kapp
Name: William K. Kapp
Title: President

Date June 18, 2010

“WHITE OAKS JOPLIN”:

WHITE OAKS REAL ESTATE INVESTMENTS
OF JOPLIN, LLC

a Missouri limited liability company

By: White Real Estate Investments, LLC
Its: Managing Member

By: /s/ William K. Kapp
Name: William K. Kapp
Title: President

Date June 18, 2010

“WHITE OAKS COLUMBIA”:

WHITE OAKS REAL ESTATE INVESTMENTS
OF COLUMBIA, LLC

a Missouri limited liability company

By: White Real Estate Investments, LLC
Its: Managing Member

By: /s/ William K. Kapp
Name: William K. Kapp
Title: President

Date June 18, 2010

“WHITE OAKS ATHENS”:

WHITE OAKS REAL ESTATE INVESTMENTS
OF ATHENS, LLC

a Georgia limited liability company

By: White Real Estate Investments, LLC
Its: Managing Member

By: /s/ William K. Kapp
Name: William K. Kapp
Title: President

Date June 18, 2010

BUYER’S SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

BUYER:

“BUYER”:

GRUBB & ELLIS EQUITY ADVISORS, LLC,
A Delaware limited liability company

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice President
Date: June 17, 2010